FIRST ACCESS FINANCIAL GROUP, INC.

June 29, 1999

VIA FAX (604)844-2267

H. John Wilson
President & CEO
Fenway International, Inc.
Suite 308 - 409 Granville Street
Vancouver, B.C.
V6C 1T2

Dear Mr. Wilson

Please let this letter stand as a commitment by "First Access" Financial Group, Inc. ("First Access") to arrange for the capitalization of Fenway International, Inc., (the "Corporation).

For ten dollars and other good and valuable consideration it is agreed as follows:

     (1) "First Access" shall arrange for the capitalization of the Corporation through an institutional equity placement. Terms and conditions of such placement shall be subject to the approval of the Corporation. "First Access" shall act as an investment banker on behalf of the Corporation, and shall not be an underwriter of the securities issued by the Corporation.

     (2) "First Access" shall arrange a secured loan placement for the Corporation. This debt financing shall be upon terms and conditions acceptable to the Corporation and shall be secured by assets of the Corporation.

     (3) "First Access" will provide additional investment banking and corporate financial services including financial services including financial public relations, merger and acquisition analysis, and general financial consultation to achieve a strategic alliance, syndication, joint venture, merger,


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     acquisition,  distribution,  licensing agreement or sale. "First Access" is interested in a continuing relationship with the Corporation in order to handle its investment banking needs.

(4)  "First Access" shall arrange for the following:

     (A) Locations and funding of equity and debt described in this Agreement, which shall include the negotiation of the terms of such financing and overseeing the documentation of such financing.

     (B) Coordination of all professionals in order to complete all financing contemplated in this Agreement.

     (C) Coordination of all aspects of the financing in order to assure funding within the committed time frames; and

     (D) Completion of negotiations on behalf of the Corporation with the financial institutions.

     (E) Consultation with the officers and Board of Directors of the Corporation concerning the negotiation of all terms of the funding described herein, the restructuring of the Balance sheet of the Corporation, if needed, and the proper incentive compensation programs for officers and directors of the Corporation.

(5)  The  Corporation   shall   immediately   begin  to  compile  the  necessary
     information in order to complete a Funding Package. Such information shall include but not be limited to:

     A) An audited balance sheet and audited operating income and expense statements for the last two fiscal years of the Corporation or the life of the Corporation, whichever is less.

     B)   An unaudited balance sheet dated within sixty days.

     C) A complete history of the Corporation, including resumes of the principal officers, directors and employees of the Corporation.

     D)   Financial   projections   for  the  next  five  fiscal  years  of  the
          Corporation.




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     E)   Business plan showing the desired  business results over the next five years for the Corporation.

     F)   Bank business and legal references.

     G) A list of the Corporation's competitors and competitive position of the other companies in the Corporation's industry;

     H)   Projected use of the capitalization to be provided; and

     I) Business strategies to accomplish the stated business objectives of the Corporation.

(6) Upon closing of the offering described in paragraphs one and two of this Agreement, "First Access" shall be entitled to receive a fee ("the Fee") equal to a cumulative percentage of the transaction value ("Funds Raised") on behalf of the Corporation, as outlined below, which shall be payable upon funding, whether the form of the transaction is a purchase of assets, of capital stock, debt, syndication, statutory merger or acquisition, or any combination of formats. This Agreement covers any and all subsequent financings from the same Funder or other funding sources introduced by "First Access".

(7) In addition to the above fee, the Corporation will issue warrants to "First Access".

The Warrants will have a term of two years from the date of closing the transaction and are exercisable at the Specified Price for the first year and at one hundred and ten percent (110%) of the Specified Price for the second year. The Warrants shall have ultimate piggy back registration rights and one time demand registration rights. The fee and the warrants are cumulative and will be calculated as follows:


Funds Raised                           Fee            Warrants
------------                           ---            --------

 0 -  10,000,000                      7.0%            200,000
10 -  20,000,000                      2.0             150,000
20 -  40,000,000                      1.5             100,000
40 -  80,000,000                      1.2              75,000
80 - 100,000,000                      0.95             50,000

The price for the warrants will be the price/share as specified by the price/share in the transaction between the Corporation and the Funder.




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(8)  The Corporation agrees to give "First Access" the first right of refusal to enter into an Investor Relations contract with one of its associated Investor Relation Firms on terms that are acceptable to the parties.

(9) "First Access" agrees to indemnify and hold harmless the Corporation and its officers, directors, agents and employees to the full extent lawful, from and against any losses, claims, damages or liabilities relating to or arising out of the activities of "First Access" in connection with this Agreement, including, but not limited to, any losses, claims, damages or liabilities relating to or arising out of any misrepresentation of a material fact made by "First Access" (including omissions to disclose facts not misleading) in any information provided to potential investors, and to reimburse the party entitled, to be indemnified hereunder for all reasonable expenses (including counsel fees) as may be incurred by such party in connection with investigating, preparing or defending any action or claim, whether or not in connection with pending or threatened litigation or administrative proceedings.

     The Corporation agrees to indemnify and hold harmless "First Access" and its officers, directors, agents and employees to the full extent of the law, from and against any loses, claims, damages or liabilities relating to or arising out of the activities of the Corporation in connection with this Agreement, including, but not limited to any losses, claims, damages or liabilities relating to or arising out of any misrepresentation of a material fact made by the Corporation (including omissions to disclose facts known to the Corporation which would have been necessary to make any disclosed facts not misleading) in any information provided to potential investors, and to reimburse the party entitled to be indemnified hereunder for all reasonable expenses (including counsel fees) as may be incurred by such party in connection with investigating, preparing or defending any action or claim, whether or not in connection with pending or threatened litigation or administrative proceedings.

     Neither "First Access" nor the Corporation will be responsible for any claims, liabilities, losses, damages or expenses which are finally judicially determined to have resulted primarily from the gross negligence or willfull misconduct of the other party.

(10) Each party has agreed to the following representations and warranties:

     A) The parties hereto agree that any and all information revealed or divulged by any of the parties hereto, to any other party hereto, is privileged and confidential information which may not be used or




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communicated  by the receiving  party  without the prior written  consent of the communicating party:

     B) Each and everyone of the parties agree that they will not circumvent any of the parties to this Agreement. This protection shall continue during any extensions, additions, parallel agreements, rollovers and renewals to any transactions consummated or not consummated as a result of the efforts of any of the parties hereto: specifically, the potential funding sources introduced to the Corporation by "First Access" are recognized as confidential property of "First Access". Should the Corporation consummate a transaction with these funding sources within two years from the date of this letter, the Corporation agrees to compensate "First Access" in the amount described herein. "First Access" agrees that the Corporation be allowed to continue dealing with any funding sources that they have already developed, which were not developed by "First Access".

     C) Information not previously known by the receiving party, relating to, and the identification of, clients and/or potential client and/or names of individual lending officers of the potential financiers and/or financial institutions are to be considered stock in trade of the revealing or disclosing party. The receiving party shall notify the disclosing party of any such previously known individuals within five(5) business days of such disclosure together with evidence of such prior knowledge; and

Disclosure of any such information protected hereunder, whether through negligence of inadvertent disclosure, is nevertheless a violation and shall constitute a breach of this Agreement. This shall apply whether a commitment or a transactions take place or not.

(11) Notwithstanding the foregoing, it is understood that "First Access" shall function on behalf of the Corporation solely as an investment banker, business consultant and public relations company. It shall not underwrite, directly or indirectly, the securities of the Corporation.

(12) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one an the same instrument. The execution of this Agreement may be by actual or facsimile signature.

(13) This Agreement shall be governed by the laws of the State of California. U.S.A. Any controversy or claim arising out of the transaction, or the breach thereof, will be submitted for arbitration in the State of California in accordance with the rules for arbitration as specified in the applicable laws of the State.




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If this  Agreement  meets  with  your  approval,  please  indicate  in the space provided below.

This Agreement will be null and void unless it is executed within 48 hours of this date.

Sincerely,
                                           /s/[ILLEGIBLE]  M. Rodriguez

                                           [ILLEGIBLE] M. Rodriguez, M.B.A.
                                           President North- American Operations

AGREED AND ACCEPTED

This 1 day of July, 1999.
FENWAY INTERNATIONAL, INC.

By:  H. John Wilson
     --------------
     H. John Wilson


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